January 16, 2024

Manitowoc Board of Directors Elects Ryan M. Gwillim as New Director

MILWAUKEE, Wis. - The Manitowoc Company, Inc. (NYSE: MTW) (the “Company” or “Manitowoc”), a leading global manufacturer of cranes and lifting solutions, today announced that Ryan M. Gwillim has been elected to the Company’s board of directors effective immediately. Additionally, the Company announced an increase in the size of the Board from nine to ten directors.

Mr. Gwillim is a senior executive with over 20 years of experience in finance and law. He currently serves as Executive Vice President and Chief Financial Officer at Brunswick Corporation, where he previously held successively senior positions including Vice President, Finance and Treasurer; Vice President, Investor Relations; Associate General Counsel International and Mergers and Acquisitions; Assistant General Counsel Corporate and Securities, International Counsel - EMEA; and Corporate Counsel. Prior to Brunswick, Mr. Gwillim was an Associate at Baker and McKenzie.

Mr. Gwillim holds a Bachelor of Science in Accounting, a Master of Science in Accounting, and a JD degree from the University of Illinois, Urbana-Champaign.

“The Manitowoc Board of Directors is very pleased to have Ryan join the Board. With his strong financial skills and qualifications, along with his extensive background in international mergers and acquisitions, Ryan will contribute greatly to our efforts to increase shareholder value,” said Kenneth W. Krueger, Chairman of Manitowoc’s Board of Directors.

For more information:

Ion Warner

SVP, Marketing and Investor Relations

+1 414-760-4805